Exhibit 10.16
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
     During the fiscal year ended July 31, 2005, each non-employee director of Zale Corporation (the “Company”) received an annual retainer fee of $50,000, a $3,000 fee for each Board of Directors meeting attended in person and a $1,000 fee for each Board of Directors meeting attended by telephone. The Chairman of the Board of Directors received an additional retainer fee of $150,000. The Chair of the Audit Committee of the Board of Directors received an additional annual retainer fee of $20,000. All other Committee Chairs of the Board of Directors received an additional annual retainer fee of $15,000. Each Committee member received $2,000 for each Committee meeting attended, whether in person or by telephone. Non-employee directors also received annual grants of options to purchase 5,000 shares of Common Stock under the Company’s Outside Directors’ 1995 Stock Option Plan.
     For the fiscal year ending July 31, 2006, each non-employee director of the Company will receive an annual retainer fee of $40,000, a $3,000 fee for each Board of Directors meeting attended in person and a $1,000 fee for each Board of Directors meeting attended by telephone. The Chairman of the Board of Directors will receive an additional retainer fee of $150,000. The Chair of the Audit Committee of the Board of Directors will receive an additional retainer fee of $15,000. All other Committee Chairs of the Board of Directors will receive an additional retainer fee of $10,000. Each Committee member will receive $2,000 for each Committee meeting attended in person, and a $1,000 fee for each Committee meeting attended by telephone. Non-employee directors will also receive an annual grant of options to purchase 3,800 shares of Common Stock and an annual award of 1,500 shares of restricted stock under the Outside Directors’ Plan.